EXHIBIT 99.4

NOMINATING & GOVERNANCE COMMITTEE CHARTER FOR SECURITY CAPITAL ASSURANCE LTD
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PURPOSE

The Nominating & Governance Committee is appointed by the Board (1) to assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next annual meeting of shareholders, subject to any contractual arrangements; (2) to recommend to the Board the Corporate Governance Guidelines applicable to the Company; (3) to lead the Board in its annual review of the Board's performance; and (4) to recommend to the Board director nominees for each committee of the Board.

COMMITTEE MEMBERSHIP

The Nominating & Governance Committee shall consist of no fewer than three members, each of whom shall have knowledge or experience relating to corporate governance and related matters. All members of the Nominating & Governance Committee shall meet the independence requirements of the New York Stock Exchange and each member shall satisfy any other requirements set forth in applicable laws, rules and regulations or the Company's governance documents.

The members of the Nominating & Governance Committee shall be appointed annually by the Board and may be removed by the Board at any time if necessary or appropriate.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

1. The Nominating & Governance Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms. The Nominating & Governance Committee shall also have authority to obtain advice and assistance from internal legal, accounting or other advisors.

2. The Nominating & Governance Committee shall actively seek, to the extent necessary to fill vacancies on the Board or as otherwise desired by the Board, individuals qualified to become board members for recommendation to the Board in accordance with the Board's criteria for selecting new directors. In general, the Board of Directors of the Company looks for new members possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company's business, operations or activities.

3. The Nominating & Governance Committee shall identify and recommend to the Board members of the Board to serve on the various standing committees of the Board.

4. The Nominating & Governance Committee shall annually review on behalf of the Board the charter of each standing committee of the Board and make such recommendations to the relevant committees concerning those charters, and to the Board in connection with the Board's action thereon, as the Nominating & Governance Committee deems appropriate.

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5.      The Nominating & Governance Committee shall receive comments from all directors and report annually to the Board with an assessment of the Board's performance, to be discussed with the full Board following the end of each fiscal year.

6. The Nominating & Governance Committee shall review and assess the management succession plan for the Chief Executive Officer position and other members of executive management and annually review its assessment of those plans with the Board.

7. The Nominating & Governance Committee shall review and assess the adequacy of the Corporate Governance Guidelines of the Company from time to time and recommend any proposed changes to the Board for approval.

8. The Nominating & Governance Committee shall, on behalf of the Board, review written communications from shareholders concerning the Company's annual general meeting and governance process and make recommendations to the Board in respect thereof.

9. The Nominating & Governance Committee shall at least annually review the Company's Code of Business Conduct and Ethics and make recommendations to the Board for changes they may deem appropriate.

10. The Nominating & Governance Committee shall review requests from directors and executive officers of the Company for waivers from the Company's Code of Business Conduct and Ethics, make recommendations to the Board concerning such requests or grant such requests on behalf of the Board, if appropriate, and review any required disclosures relating to such waivers.

11. The Nominating & Governance Committee may form and delegate authority to subcommittees when appropriate.

12. The Nominating & Governance Committee shall make regular reports to the Board.

13. The Nominating & Governance Committee shall annually review its own performance.

14. The Nominating & Governance Committee shall review director compensation and recommend changes to the Board.

15. The Nominating & Governance Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

16. The Nominating & Governance Committee shall perform such other activities as the Board may from time to time deem necessary or appropriate.


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